EXHIBIT 23.1

		    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 21, 1993, on our audits of the consolidated financial statement schedules and the consolidated financial statement schedules of U S WEST, Inc. (the "Company"), as of December 31, 1992 and 1991, and for the three years ended December 31, 1992, 1991 and 1990. We also consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated August 20, 1993, on our audits of the consolidated financial statements of the Company for the same periods, reclassified for the effect of the Company's discontinuing the operations of its Capital Assets Segment. We also consent to the reference to our firm under the caption "Experts".

/s/ COOPERS & LYBRAND

Denver, Colorado

February 23, 1994